Exhibit 3.1

EXTENSION AMENDMENT

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHAIN BRIDGE I

RESOLVED, as a special resolution: “that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Articles 38.8, 38.9, 38.10 and 38.12 in their entirety and the insertion of the following language in their place:

38.8            Reserved.

38.9            In the event that the Company does not consummate a Business Combination by November 15, 2023 (the “Extension Date”), or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)	as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of the Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article 38.9 with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

Notwithstanding this Article or any other provision of the Articles, in the event that the Company has not consummated an initial Business Combination by November 15, 2023, without approval of the Members, the board of directors of the Company (the “Board”), without another shareholder vote, may elect to further extend the date to consummate an initial business combination after the Extension Date up to three times, by an additional month each time, up to February 15, 2024 (the “Additional Extension Date”).

38.10          In the event that any amendment is made to these Articles:

(a)	that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)	have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 38.2(b) or 38.6; or

(ii)	redeem 100 % of the Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us, divided by the number of then outstanding Public Shares, subject to the applicable law, if the Company has not consummated an initial Business Combination by the Extension Date or the Additional Extension Date (as the Extension Date or the Additional Extension Date may be extended in accordance with these Articles); or

(b)	with respect to any other provision relating to the rights of holders of Public Shares, each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an “Amendment Redemption”) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.

38.12          After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with the Public Shares:

(i)	on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)	to approve an amendment to these Articles to:

(A)	extend the time the Company has to consummate a Business Combination beyond the Extension Date or the Additional Extension Date (as the Extension Date or the Additional Extension Date may be extended in accordance with these Articles); or

(B)	amend the foregoing provisions of these Articles.